Exhibit 99.2
PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	July 30,	April 30,	July 31,	July 30,	July 31,
	2023	2023	2022	2023	2022

Revenue	$224,206	$229,306	$219,948	$664,603	$614,283

Cost of goods sold	137,405	140,904	136,085	413,323	400,338

Gross Profit	86,801	88,402	83,863	251,280	213,945

Operating Expenses:

Selling, general and administrative	18,032	17,878	15,960	52,728	48,306

Research and development	3,505	3,479	4,151	10,287	14,297

Total Operating Expenses	21,537	21,357	20,111	63,015	62,603

Other operating loss	-	-	(23)	-	(17)

Operating Income	65,264	67,045	63,729	188,265	151,325

Non-operating (loss) income, net	(911)	13,571	3,641	(1,764)	16,370

Income Before Income Tax Provision	64,353	80,616	67,370	186,501	167,695

Income tax provision	16,098	21,343	18,146	50,023	43,717

Net Income	48,255	59,273	49,224	136,478	123,978

Net income attributable to noncontrolling interests	21,296	19,344	17,994	55,604	42,252

Net income attributable to Photronics, Inc. shareholders	$26,959	$39,929	$31,230	$80,874	$81,726

Earnings per share:

Basic	$0.44	$0.65	$0.51	$1.32	$1.35

Diluted	$0.44	$0.65	$0.51	$1.31	$1.34

Weighted-average number of common shares outstanding:

Basic	61,233	61,138	60,701	61,089	60,488

Diluted	61,974	61,507	61,299	61,650	61,127